Exhibit 99.1

Contact:	Robert M. Gorman - (804) 523-7828
Executive Vice President / Chief Financial Officer

UNION BANKSHARES REPORTS THIRD QUARTER RESULTS

Richmond, Va., October 22, 2014 - Union Bankshares Corporation (the “Company” or “Union”) (NASDAQ: UBSH) today reported net income of $14.9 million and earnings per share of $0.33 for its third quarter ended September 30, 2014. Excluding after-tax acquisition-related expenses of $1.1 million, operating earnings(1) for the quarter were $16.0 million and operating earnings per share(1) was $0.35. The quarterly results represent a decrease of $1.8 million, or 10.1%, in operating earnings from the prior quarter. Operating earnings per share of $0.35 for the current quarter decreased $0.03, or 7.9%, from the quarter ended June 30, 2014. Net income for the nine months ended September 30, 2014 was $37.5 million and earnings per share was $0.81. For the nine months ended September 30, 2014, operating earnings were $50.7 million and operating earnings per share was $1.09.

“Union delivered solid earnings in the third quarter despite the impact of OREO valuation adjustments recorded during the period,” said G. William Beale, president and chief executive officer of Union Bankshares Corporation. “During the quarter we evaluated our OREO portfolio to determine the best disposition strategy to minimize property carrying costs and losses which resulted in property write downs, primarily in inactive, rural real estate markets. Excluding this item, operating earnings would have been $20.0 million or $0.44 per share.

Union has a long history of delivering consistently strong earnings by staying focused on building long term shareholder value and we continue to manage the company in that way. We remain committed to achieving top tier financial performance and providing our shareholders with above average returns on their investment.”

Select highlights for the third quarter include:

•	Operating earnings(1) for the community bank segment, which excludes after-tax acquisition-related expenses of $1.1 million, were $16.7 million, or $0.36 per share, for the third quarter compared to $18.4 million, or $0.40 per share for the second quarter.
•	The mortgage segment reported a net loss of $628,000, or $0.01 per share, for the third quarter compared to a net loss of $602,000, or $0.01 per share, for the second quarter.
•	Third quarter net income and operating earnings include after-tax valuation adjustments on other real estate owned (“OREO”) totaling $4.0 million, or $0.09 per share, resulting from updated property valuations that reflect a shift in the Company’s OREO disposition strategy.
•	Operating Return on Average Tangible Common Equity(1) (“ROTCE”) was 9.82% for the quarter ended September 30, 2014 compared to operating ROTCE(1) of 11.10% for the second quarter. The operating ROTCE(1) of the community bank segment was 10.26% for the third quarter. Excluding the OREO valuation adjustment, the operating ROTCE for the current quarter would have been 12.26% and 12.72% for the Company and community bank segment, respectively.
•	Operating Return on Average Assets(1) (“ROA”) was 0.88% for the quarter ended September 30, 2014 compared to operating ROA(1) of 0.98% for the second quarter. The operating ROA(1) of the community bank segment was 0.91% for the third quarter. Excluding the OREO valuation adjustment, the operating ROA for the current quarter would have been 1.10% and 1.13% for the Company and community bank segment, respectively.
•	Operating efficiency ratio(1) increased to 69.9% for the current quarter from 66.4% in the prior quarter. The operating efficiency ratio for the community bank segment was 67.7% for the third quarter. Excluding the OREO valuation adjustment, the operating efficiency ratio for the current quarter would have been 62.6% and 60.1% for the Company and community bank segment, respectively.

•	On January 31, 2014, the Company’s Board of Directors authorized a share repurchase program to purchase up to $65.0 million worth of the Company’s common stock on the open market or in privately negotiated transactions. The repurchase program is authorized through December 31, 2015. As of October 17, 2014, approximately 1.8 million common shares had been repurchased and approximately $20.1 million remained available under the repurchase program.

(1)For a reconciliation of the non-GAAP measures operating earnings, earnings per share (“EPS”), ROTCE, ROA, and efficiency ratio, see “Alternative Performance Measures (non-GAAP)” section of the Key Financial Results.

NET INTEREST INCOME

Tax-equivalent net interest income was $66.5 million, an increase of $721,000 from the second quarter of 2014. The third quarter tax-equivalent net interest margin increased 2 bps to 4.11% from 4.09% in the previous quarter. Core tax-equivalent net interest margin (which excludes the 19 bps impact of acquisition accounting accretion) decreased by 2 bps from 3.94% in the previous quarter to 3.92%. The decrease in the core tax-equivalent net interest margin was principally due to a decrease in earning asset yields (-3 bps), outpacing the decline in cost of funds (+1 bps). The decline in earning asset yields was primarily driven by reinvestment of excess cash flows at lower rates during the quarter.

The Company continues to believe that core net interest margin will decline modestly over the next several quarters as decreases in earning asset yields are projected to outpace declines in interest-bearing liabilities rates.

The Company’s fully taxable equivalent net interest margin includes the impact of acquisition accounting fair value adjustments. The second and third quarters 2014 and remaining estimated discount/premium and net accretion impact are reflected in the following table (dollars in thousands):

	Loan Accretion	Certificates of Deposit	Borrowings	Total

For the quarter ended June 30, 2014	$(219)	2,460	75	$2,316
For the quarter ended September 30, 2014	846	1,998	262	3,106
For the remaining three months of 2014	106	1,536	75	1,717
For the years ending:
2015	1,701	1,843	175	3,719
2016	2,619	-	271	2,890
2017	3,057	-	170	3,227
2018	2,695	-	(143)	2,552
2019	2,152	-	(286)	1,866
Thereafter	13,178	-	(5,923)	7,255

ASSET QUALITY/LOAN LOSS PROVISION

Overview

During the third quarter, the Company experienced declines in both nonaccrual loan and OREO balances from the prior quarter. The decline in OREO balances was mostly attributable to valuation adjustments of $6.2 million during the quarter, offset by closed bank premises related to the StellarOne acquisition moving to OREO. Net charge-offs during the third quarter were consistent with net charge-offs during the second quarter, while year-to-date net charge-offs remained lower than for the same period in the prior year. Both the allowance for loan losses to total loans ratio and allowance for loan losses to total loans, adjusted for acquisition accounting, ratio remained consistent with the prior quarter and were down from the prior year. The magnitude of any change in the real estate market and its impact on the Company is still largely dependent upon continued recovery of residential housing and commercial real estate and the pace at which the local economies in the Company’s operating markets improve. All metrics discussed below exclude loans acquired with deteriorated credit quality (“PCI”) aggregating $113.7 million (net of fair value mark).

Nonperforming Assets (“NPAs”)

At September 30, 2014, nonperforming assets totaled $58.0 million, an increase of $2.4 million, or 4.3%, from a year ago and a decline of $3.6 million, or 5.8%, from June 30, 2014. In addition, NPAs as a percentage of total outstanding loans declined 73 basis points from 1.85% a year earlier and 6 basis points from 1.18% last quarter to 1.12% in the current quarter. The following table shows a summary of asset quality balances at the quarter ended (dollars in thousands):

	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
Nonaccrual loans, excluding PCI loans	$20,279	$23,099	$14,722	$15,035	$19,941
Foreclosed properties	28,783	33,739	35,487	34,116	35,576
Real estate investment	8,971	4,755	-	-	133
Total nonperforming assets	$58,033	$61,593	$50,209	$49,151	$55,650

The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
Beginning Balance	$23,099	$14,722	$15,035	$19,941	$27,022
Net customer payments	(1,654)	(1,088)	(959)	(1,908)	(5,574)
Additions	1,099	11,087	1,362	3,077	3,020
Charge-offs	(604)	(137)	(152)	(4,336)	(1,669)
Loans returning to accruing status	(723)	(523)	-	(1,018)	(1,068)
Transfers to OREO	(938)	(962)	(564)	(721)	(1,790)
Ending Balance	$20,279	$23,099	$14,722	$15,035	$19,941

The following table shows the activity in OREO for the quarter ended (dollars in thousands):

	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
Beginning Balance	$38,494	$35,487	$34,116	$35,709	$35,153
Additions of foreclosed property	2,553	1,619	5,404	1,326	2,841
Additions of former bank premises	4,814	6,052	-	-	-
Capitalized Improvements	203	59	-	101	266
Valuation Adjustments	(6,192)	(817)	(256)	(300)	(491)
Proceeds from sales	(2,216)	(3,913)	(3,800)	(2,483)	(1,773)
Gains (losses) from sales	98	7	23	(237)	(287)
Ending Balance	$37,754	$38,494	$35,487	$34,116	$35,709

Of the $7.4 million in additions to OREO in the current quarter, $4.8 million related to acquired bank premises no longer used in operations. OREO valuation adjustments of $6.2 million were recorded in the current quarter based on recent appraisals and a shift in the Company’s OREO property disposition strategy. During the quarter, the Company reevaluated its OREO sales strategies in light of limited progress in selling properties in inactive, rural real estate markets that have been held for extended periods of time. These valuation adjustments will allow the Company to be more aggressive in disposing of long-held OREO properties and reducing the ongoing expenses associated with managing these properties.

Past Due Loans

At September 30, 2014, loans past due 90 days or more and accruing interest totaled $16.1 million, or 0.31% of total loans, compared to $7.3 million, or 0.24%, a year ago and $6.9 million, or 0.13%, at June 30, 2014. The current quarter increase is primarily comprised of two commercial loan relationships.

Charge-offs

For the quarter ended September 30, 2014, net charge-offs were $1.1 million, or 0.08% on an annualized basis, compared to $2.3 million, or 0.30%, for the same quarter last year and $1.0 million, or 0.08%, for the second quarter of 2014. For the nine months ended September 30, 2014, net charge-offs were $1.3 million, or 0.03% on an annualized basis, compared to $5.9 million, or 0.26%, for the same period in the prior year.

Provision

The provision for loan losses for the current quarter was $1.8 million, consistent with the same quarter a year ago and an increase of $300,000 from the previous quarter. The increase in provision for loan losses in the current quarter compared to the prior quarter was driven by increases in specific reserves on impaired loans.

Allowance for Loan Losses

The allowance for loan losses (“ALL”) increased $730,000 from June 30, 2014 to $32.1 million at September 30, 2014. The ALL as a percentage of the total loan portfolio, adjusted for purchase accounting (non-GAAP), was 1.12% at September 30, 2014, a slight increase form 1.11% from the prior quarter and a decrease from 1.25% at September 30, 2013. The allowance for loan losses as a percentage of the total loan portfolio was 0.62% at September 30, 2014, 0.60% at June 30, 2014, and 1.13% at September 30, 2013. In acquisition accounting, there is no carryover of previously established allowance for loan losses.

The nonaccrual loan coverage ratio was 158.3% at September 30, 2014, compared to 135.8% at June 30, 2014 and 169.9% from the same quarter last year. The current level of the allowance for loan losses reflects specific reserves related to nonperforming loans, current risk ratings on loans, net charge-off activity, loan growth, delinquency trends, and other credit risk factors that the Company considers important in assessing the adequacy of the allowance for loan losses.

NONINTEREST INCOME

Noninterest income remained consistent with the prior quarter at $16.7 million. Customer-related noninterest income decreased $667,000, primarily due to decreases in service charges on deposit accounts, debit card interchange income, letter of credit fees, and income from wealth management services. Gains on sales of securities of $995,000 increased $569,000 from the prior quarter. Other income increased $577,000 from prior quarter primarily due to interest received on previously charged-off loans and previously deferred incentives from contracts that were renegotiated in the current period. Gains on sales of mortgage loans, net of commissions, decreased $433,000, or 14.3%, from the prior quarter, driven by decreased mortgage loan originations. Mortgage loan originations declined by $17.1 million, or 8.8%, in the current quarter to $178.0 million from $195.1 million in the second quarter. Of the loan originations in the current quarter, 28.6% were refinances, which was an increase from 24.4% in the prior quarter.

NONINTEREST EXPENSE

Noninterest expense increased $446,000, or 0.8%, to $59.9 million from $59.5 million when compared to the prior quarter. Excluding acquisition-related costs, which were $1.7 million and $4.7 million in the current and previous quarters, respectively, noninterest expense increased $3.4 million, or 6.2%, from the prior quarter. Increases in OREO and credit-related expenses of $4.3 million were partially offset by decreases in salary and benefit expenses of $2.0 million. The increase in OREO and credit-related costs is related to valuation adjustments required in the current quarter based on recent valuations of OREO related to a shift in disposition strategy as discussed above. The Company’s operating efficiency ratio increased to 69.9% from 66.4% in the second quarter. Excluding the OREO valuation adjustments, the operating efficiency ratio improved to 62.6% from 65.4% in the prior quarter.

BALANCE SHEET

At September 30, 2014, total assets were $7.2 billion, an increase of $3.0 billion from December 31, 2013, reflecting the impact of the StellarOne acquisition, and a decrease of $112.7 million, or 1.54%, from June 30, 2014.

At September 30, 2014, loans net of unearned income were $5.2 billion, a decrease of $62.1 million from June 30, 2014, while average loans declined $50.6 million, or 3.9% (annualized). On a proforma basis, including StellarOne loan balances, period end loan balances declined $50.9 million, or 1.0%, when compared to September 30, 2013.

At September 30, 2014, total deposits were $5.6 billion, a decrease of $100.5 million from June 30, 2014, while average deposits increased $8.7 million, or 0.6% (annualized). On a proforma basis, including StellarOne deposit balances, period end deposit balances declined $46.2 million, or 0.8%, when compared to September 30, 2013.

The Company’s capital ratios continued to be considered “well capitalized” for regulatory purposes. The Company’s estimated ratios of total capital to risk-weighted assets and Tier 1 capital to risk-weighted assets as of September 30, 2014 were 13.71% and 13.07%, respectively. As of December 31, 2013, the Company’s ratio of total capital to risk-weighted assets and Tier 1 capital to risk-weighted assets were 14.17% and 13.05%, respectively, and were 13.57% and 12.94%, respectively, as of June 30, 2014. The Company’s common equity to asset ratios at September 30, 2014, June 30, 2014 and December 31, 2013 were 13.59%, 13.37%, and 10.49%, respectively, while its tangible common equity to tangible assets ratio was 9.42%, 9.23%, and 8.94% at September 30, 2014, June 30, 2014 and December 31, 2013, respectively.

COMMUNITY BANK SEGMENT INFORMATION

The community bank segment reported net income of $15.6 million for the third quarter, an increase of $170,000, or 1.1%, from $15.4 million in the second quarter. Excluding after-tax acquisition-related expenses of $1.1 million and $3.0 million in the current and prior quarters, respectively, operating earnings decreased $1.8 million from the prior quarter to $16.7 million. As previously discussed, the provision for loan losses increased $300,000 from the prior quarter due to increases in specific reserves on impaired loans. Net interest income was $64.2 million, an increase of $761,000 from the second quarter.

Noninterest income increased $462,000 from $13.8 million in the prior quarter to $14.3 million. Customer-related noninterest income decreased $667,000, primarily due to decreases in service charges on deposit accounts, debit card interchange income, letter of credit fees, and income from wealth management services. Gains on sales of securities increased $569,000 from the prior quarter. Other income increased $582,000 from prior quarter related to interest received on previously charged-off loans and previously deferred incentives from contracts that were renegotiated in the current period.

Noninterest expense increased $839,000 from $55.3 million to $56.2 million. Excluding acquisition-related costs, which were $1.7 million and $4.7 million in the current quarter and previous quarter, respectively, noninterest expense increased $3.8 million, or 7.5%, compared to the prior quarter. Increases in OREO and credit-related expenses of $4.3 million were partially offset by decreases in salary and benefit expenses of $1.8 million. The increase in OREO and credit-related costs is related to valuation adjustments required in the current quarter based on recent valuations of OREO related to a shift in disposition strategy. The community banking segment’s operating efficiency ratio increased to 67.7% in the second quarter from 63.9% in the prior quarter. Excluding the OREO valuation adjustments, the operating efficiency ratio improved to 60.1% from 62.8% in the prior quarter.

MORTGAGE SEGMENT INFORMATION

The mortgage segment reported a net loss of $628,000 for the third quarter, an increased loss of $26,000, or 4.3%, from a net loss of $602,000 in the second quarter. Gains on sales of mortgage loans, net of commissions, decreased $433,000, or 14.3%, primarily related to lower mortgage loan originations.  Mortgage loan originations decreased by $17.1 million, or 8.8%, in the current quarter to $178.0 million from $195.1 million in the second quarter. Of the loan originations in the current quarter, 28.6% were refinances, which was an increase from 24.4% in the prior quarter. Noninterest expenses decreased $393,000, or 9.2%, from $4.3 million in the prior quarter to $3.9 million, primarily related to declines in salaries and occupancy expense, as a result of management’s continued efforts to streamline the mortgage segment’s processes and cost structure to align with the overall lower mortgage origination levels it has been experiencing over the last several quarters.

* * * * * * *

ABOUT UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union First Market Bank, which has 131 banking offices and more than 200 ATMs located throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the Company is available at http://investors.bankatunion.com

Union Bankshares Corporation will hold a conference call on Wednesday, October 22nd, at 9:00 a.m. Eastern Time during which management will review earnings and performance trends. Callers wishing to participate may call toll-free by dialing (877) 668-4908. The conference ID number is 18463473.

NON-GAAP MEASURES

In reporting the results of September 30, 2014, the Company has provided supplemental performance measures on an operating or tangible basis. Operating measures exclude acquisition costs unrelated to the Company’s normal operations. The Company believes these measures are useful to investors as they exclude non-operating adjustments resulting from acquisition activity and allow investors to see the combined economic results of the organization. Tangible common equity is used in the calculation of certain capital and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies.

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events.  Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic and bank industry conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, the stock and bond markets, accounting standards or interpretations of existing standards, technology, consumer spending and savings habits, and mergers and acquisitions, including integration risk in connection with the Company’s acquisition of StellarOne such as potential deposit attrition, higher than expected costs, customer loss and business disruption, including, without limitation, potential difficulties in maintaining relationships with key personnel, and other integration related-matters.  More information is available on the Company’s website, http://investors.bankatunion.com and on the SEC’s website, www.sec.gov. The information on the Company’s website is not a part of this press release. The Company does not intend or assume any obligation to update or revise any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
KEY FINANCIAL RESULTS
(in thousands, except share data)
	Three Months Ended			Nine Months Ended
	09/30/14	06/30/14	09/30/13	09/30/14	09/30/13
Results of Operations
Interest and dividend income	$69,591	$68,634	$42,841	$206,434	$128,812
Interest expense	5,112	4,919	4,983	14,481	15,798
Net interest income	64,479	63,715	37,858	191,953	113,014
Provision for loan losses	1,800	1,500	1,800	3,300	4,850
Net interest income after provision for loan losses	62,679	62,215	36,058	188,653	108,164
Noninterest income	16,742	16,704	9,216	47,645	30,349
Noninterest expenses	59,921	59,475	34,132	187,177	101,915
Income before income taxes	19,500	19,444	11,142	49,121	36,598
Income tax expense	4,576	4,664	3,196	11,602	10,206
Net income	$14,924	$14,780	$7,946	$37,519	$26,392

Interest earned on earning assets (FTE)	71,649	70,735	44,157	212,556	132,680
Net interest income (FTE)	66,537	65,816	39,174	198,075	116,882
Core deposit intangible amortization	2,391	2,455	921	7,462	2,878

Net income - community bank segment	$15,552	$15,382	$9,181	$40,128	$27,153
Net income - mortgage segment	(628)	(602)	(1,235)	(2,609)	(761)

Key Ratios
Earnings per common share, diluted	$0.33	$0.32	$0.32	$0.81	$1.06
Return on average assets (ROA)	0.82%	0.81%	0.78%	0.69%	0.87%
Return on average equity (ROE)	6.04%	6.06%	7.31%	5.09%	8.12%
Return on average tangible common equity (ROTCE)	9.14%	9.20%	8.79%	7.71%	9.78%
Efficiency ratio (FTE)	71.95%	72.07%	70.54%	76.17%	69.22%
Efficiency ratio - community bank segment (FTE)	69.78%	69.75%	64.86%	73.61%	65.74%
Efficiency ratio - mortgage bank segment (FTE)	133.59%	128.53%	179.05%	146.76%	109.91%
Net interest margin (FTE)	4.11%	4.09%	4.20%	4.11%	4.20%
Net interest margin, core (FTE) (1)	3.92%	3.94%	4.16%	3.95%	4.16%
Yields on earning assets (FTE)	4.43%	4.39%	4.73%	4.41%	4.77%
Cost of interest-bearing liabilities (FTE)	0.40%	0.39%	0.68%	0.38%	0.72%
Cost of funds	0.32%	0.30%	0.53%	0.30%	0.57%

Key operating Ratios - excluding merger costs (non-GAAP) (3)
Consolidated
Operating net income	$16,026	$17,823	$8,417	$50,680	$27,783
Operating diluted earnings per share	$0.35	$0.38	$0.34	$1.09	$1.11
Operating return on average assets	0.88%	0.98%	0.83%	0.93%	0.92%
Operating return on average equity	6.49%	7.30%	7.74%	6.88%	8.55%
Operating return on average tangible common equity	9.82%	11.10%	9.31%	10.41%	10.29%
Operating efficiency ratio (FTE)	69.92%	66.43%	69.56%	68.23%	68.28%

Community Bank Segment
Operating net income	$16,654	$18,425	$9,652	$53,289	$28,544
Operating diluted earnings per share	$0.36	$0.40	$0.39	$1.15	$1.14
Operating return on average assets	0.91%	1.02%	0.95%	0.98%	0.95%
Operating return on average equity	6.77%	7.60%	9.08%	7.29%	8.98%
Operating return on average tangible common equity	10.26%	11.59%	10.97%	11.10%	10.86%
Operating efficiency ratio (FTE)	67.67%	63.88%	63.84%	65.39%	64.72%

	Three Months Ended			Nine Months Ended
	09/30/14	06/30/14	09/30/13	09/30/14	09/30/13

Capital Ratios
Tier 1 risk-based capital ratio (5)	13.07%	12.94%	13.13%	13.07%	13.13%
Total risk-based capital ratio (5)	13.71%	13.57%	14.40%	13.71%	14.40%
Leverage ratio (Tier 1 capital to average assets) (5)	10.55%	10.48%	10.62%	10.55%	10.62%
Common equity to total assets	13.59%	13.37%	10.72%	13.59%	10.72%
Tangible common equity to tangible assets	9.42%	9.23%	9.09%	9.42%	9.09%

Financial Condition
Assets	$7,194,334	$7,307,080	$4,047,108	$7,194,334	$4,047,108
Loans, net of unearned income	5,171,003	5,233,069	3,002,246	5,171,003	3,002,246
Earning Assets	6,382,463	6,460,753	3,678,772	6,382,463	3,678,772
Goodwill	296,876	296,876	59,400	296,876	59,400
Core deposit intangibles, net	34,089	36,479	12,900	34,089	12,900
Deposits	5,634,050	5,734,563	3,224,925	5,634,050	3,224,925
Stockholders' equity	977,673	976,969	433,671	977,673	433,671
Tangible common equity	646,708	643,614	361,371	646,708	361,371

Loans, net of unearned income
Raw land and lots	$210,557	$212,475	$180,128	$210,557	$180,128
Commercial construction	303,576	295,503	219,154	303,576	219,154
Commercial real estate	2,279,708	2,326,111	1,230,188	2,279,708	1,230,188
Single family investment real estate	407,972	397,186	235,754	407,972	235,754
Commercial and industrial	380,613	390,682	205,103	380,613	205,103
Other commercial	79,356	80,337	54,490	79,356	54,490
Consumer	1,509,221	1,530,775	877,429	1,509,221	877,429
Total loans, net of unearned income	$5,171,003	$5,233,069	$3,002,246	$5,171,003	$3,002,246

Interest-Bearing Deposits
NOW accounts	$1,260,267	$1,276,710	$463,556	$1,260,267	$463,556
Money market accounts	1,276,560	1,314,116	924,910	1,276,560	924,910
Savings accounts	552,309	556,389	231,947	552,309	231,947
Time deposits of $100,000 and over	565,934	588,459	438,476	565,934	438,476
Other time deposits	774,637	799,970	468,837	774,637	468,837
Total interest-bearing deposits	$4,429,707	$4,535,644	$2,527,726	$4,429,707	$2,527,726
Demand deposits	1,204,343	1,198,919	697,199	1,204,343	697,199
Total deposits	$5,634,050	$5,734,563	$3,224,925	$5,634,050	$3,224,925

Averages
Assets	$7,241,824	$7,274,730	$4,037,930	$7,255,404	$4,044,190
Loans, net of unearned income	5,196,116	5,246,710	2,997,083	5,240,610	2,979,514
Loans held for sale	50,393	52,895	97,993	51,021	123,860
Securities	1,143,303	1,133,807	598,852	1,118,107	602,897
Earning assets	6,423,743	6,460,798	3,703,449	6,438,924	3,717,470
Deposits	5,701,752	5,693,096	3,240,983	5,680,474	3,263,356
Certificates of deposit	1,370,299	1,411,665	934,302	1,414,674	984,677
Interest-bearing deposits	4,507,247	4,543,661	2,567,160	4,536,532	2,609,841
Borrowings	507,882	550,514	325,797	535,866	308,841
Interest-bearing liabilities	5,015,129	5,094,175	2,892,957	5,072,398	2,918,682
Stockholders' equity	979,659	978,894	431,312	985,404	434,620
Tangible common equity	647,473	644,056	358,569	650,640	360,948

	Three Months Ended			Nine Months Ended
	09/30/14	06/30/14	09/30/13	09/30/14	09/30/13
Asset Quality
Allowance for Loan Losses (ALL)
Beginning balance	$31,379	$30,907	$34,333	$30,135	$34,916
Add: Recoveries	695	512	337	2,866	1,892
Less: Charge-offs	1,765	1,540	2,593	4,192	7,781
Add: Provision for loan losses	1,800	1,500	1,800	3,300	4,850
Ending balance	$32,109	$31,379	$33,877	$32,109	$33,877

ALL / total outstanding loans	0.62%	0.60%	1.13%	0.62%	1.13%
ALL / total outstanding loans, adjusted for acquisition accounting (2)	1.12%	1.11%	1.25%	1.12%	1.25%
Net charge-offs / total outstanding loans	0.08%	0.08%	0.30%	0.03%	0.26%
Provision / total outstanding loans	0.14%	0.11%	0.24%	0.09%	0.22%

Nonperforming Assets
Commercial	$14,836	$17,489	$17,439	$14,836	$17,439
Consumer	5,443	5,610	2,502	5,443	2,502
Nonaccrual loans	20,279	23,099	19,941	20,279	19,941
Other real estate owned	37,754	38,494	35,709	37,754	35,709
Total nonperforming assets (NPAs)	58,033	61,593	55,650	58,033	55,650
Commercial	9,096	649	3,107	9,096	3,107
Consumer	7,022	6,221	4,219	7,022	4,219
Loans ≥ 90 days and still accruing	16,118	6,870	7,326	16,118	7,326
Total nonperforming assets and loans ≥ 90 days	$74,151	$68,463	$62,976	$74,151	$62,976
NPAs / total outstanding loans	1.12%	1.18%	1.85%	1.12%	1.85%
NPAs / total assets	0.81%	0.84%	1.38%	0.81%	1.38%
ALL / nonperforming loans	158.33%	135.85%	169.89%	158.33%	169.89%
ALL / nonperforming assets	55.33%	50.95%	60.88%	55.33%	60.88%

Past Due Detail
Commercial	$2,554	$3,369	$4,287	$2,554	$4,287
Consumer	6,726	4,861	2,896	6,726	2,896
Loans 60-89 days past due	$9,280	$8,230	$7,183	$9,280	$7,183
Commercial	$8,580	$5,518	$5,575	$8,580	$5,575
Consumer	24,430	22,623	10,424	24,430	10,424
Loans 30-59 days past due	$33,010	$28,141	$15,999	$33,010	$15,999
Commercial	$100,021	$114,893	$3,031	$100,021	$3,031
Consumer	13,722	16,214	920	13,722	920
Purchased impaired	$113,743	$131,107	$3,951	$113,743	$3,951

Troubled Debt Restructurings
Performing	$26,243	$30,561	$39,287	$26,243	$39,287
Nonperforming	2,728	3,610	8,613	2,728	8,613
Total troubled debt restructurings	$28,971	$34,171	$47,900	$28,971	$47,900

Per Share Data
Earnings per common share, basic	$0.33	$0.32	$0.32	$0.81	$1.06
Earnings per common share, diluted	0.33	0.32	0.32	0.81	1.06
Cash dividends paid per common share	0.15	0.14	0.14	0.43	0.40
Market value per share	23.10	25.65	23.37	23.10	23.37
Book value per common share	21.58	21.40	17.52	21.58	17.52
Tangible book value per common share	14.27	14.10	14.60	14.27	14.60
Price to earnings ratio, diluted	17.64	19.98	18.41	21.33	16.65
Price to book value per common share ratio	1.07	1.20	1.33	1.07	1.33
Price to tangible common share ratio	1.62	1.82	1.60	1.62	1.60
Weighted average common shares outstanding, basic	45,649,309	46,194,880	24,894,664	46,268,996	24,987,113
Weighted average common shares outstanding, diluted	45,738,554	46,296,870	24,962,976	46,367,156	25,031,492
Common shares outstanding at end of period	45,514,028	45,874,662	24,916,425	45,514,028	24,916,425

	Three Months Ended			Nine Months Ended
	09/30/14	06/30/14	09/30/13	09/30/14	09/30/13
Alternative Performance Measures (non-GAAP)
Operating Earnings (3)
Net Income (GAAP)	$14,924	$14,780	$7,946	$37,519	$26,392
Plus: Merger and conversion related expense, after tax	1,102	3,043	471	13,161	1,391
Net operating earnings (loss) (non-GAAP)	$16,026	$17,823	$8,417	$50,680	$27,783

Operating earnings per share - Basic	$0.35	$0.38	$0.34	$1.09	$1.11
Operating earnings per share - Diluted	0.35	0.38	0.34	1.09	1.11

Operating ROA	0.88%	0.98%	0.83%	0.93%	0.92%
Operating ROE	6.49%	7.30%	7.74%	6.88%	8.55%
Operating ROTCE	9.82%	11.10%	9.31%	10.41%	10.29%

Community Bank Segment Operating Earnings (3)
Net Income (GAAP)	$15,552	$15,382	$9,181	$40,128	$27,153
Plus: Merger and conversion related expense, after tax	1,102	3,043	471	13,161	1,391
Net operating earnings (loss) (non-GAAP)	$16,654	$18,425	$9,652	$53,289	$28,544

Operating earnings per share - Basic	$0.36	$0.40	$0.39	$1.15	$1.14
Operating earnings per share - Diluted	0.36	0.40	0.39	1.15	1.14

Operating ROA	0.91%	1.02%	0.95%	0.98%	0.95%
Operating ROE	6.77%	7.60%	9.08%	7.29%	8.98%
Operating ROTCE	10.26%	11.59%	10.97%	11.10%	10.86%

Operating Efficiency Ratio FTE (3)
Net Interest Income (GAAP)	$64,479	$63,715	$37,858	$191,953	$113,014
FTE adjustment	2,058	2,101	1,316	6,122	3,868
Net Interest Income (FTE)	$66,537	$65,816	$39,174	$198,075	$116,882
Noninterest Income (GAAP)	16,742	16,704	9,216	47,645	30,349
Noninterest Expense (GAAP)	$59,921	$59,475	$34,132	$187,177	$101,915
Merger and conversion related expense	1,695	4,661	473	19,524	1,393
Noninterest Expense (Non-GAAP)	$58,226	$54,814	$33,659	$167,653	$100,522

Operating Efficiency Ratio FTE (non-GAAP)	69.92%	66.43%	69.56%	68.23%	68.28%

Community Bank Segment Operating Efficiency Ratio FTE (3)
Net Interest Income (GAAP)	$64,162	$63,401	$37,465	$191,090	$111,612
FTE adjustment	2,058	2,102	1,315	6,122	3,868
Net Interest Income (FTE)	$66,220	$65,503	$38,780	$197,212	$115,480
Noninterest Income (GAAP)	14,308	13,846	7,322	40,224	20,266
Noninterest Expense (GAAP)	$56,188	$55,349	$29,904	$174,780	$89,242
Merger and conversion related expense	1,695	4,661	473	19,524	1,393
Noninterest Expense (Non-GAAP)	$54,493	$50,688	$29,431	$155,256	$87,849

Operating Efficiency Ratio FTE (non-GAAP)	67.67%	63.88%	63.84%	65.39%	64.72%

Tangible Common Equity (4)
Ending equity	$977,673	$976,969	$433,671	$977,673	$433,671
Less: Ending goodwill	296,876	296,876	59,400	296,876	59,400
Less: Ending core deposit intangibles	34,089	36,479	12,900	34,089	12,900
Ending tangible common equity	$646,708	$643,614	$361,371	$646,708	$361,371

Average equity	$979,659	$978,894	$431,312	$985,404	$434,620
Less: Average trademark intangible	-	-	-	-	2
Less: Average goodwill	296,876	296,876	59,400	296,876	59,400
Less: Average core deposit intangibles	35,310	37,962	13,343	37,888	14,270
Average tangible common equity	$647,473	$644,056	$358,569	$650,640	$360,948

	Three Months Ended			Nine Months Ended
	09/30/14	06/30/14	09/30/13	09/30/14	09/30/13
ALL to loans, adjusted for acquisition accounting (non-GAAP)(2)
Allowance for loan losses	$32,109	$31,379	$33,877	$32,109	$33,877
Remaining credit mark on purchased performing loans	25,064	25,632	3,780	25,064	3,780
Adjusted allowance for loan losses	57,173	57,011	37,657	57,173	37,657

Loans, net of unearned income	5,171,003	5,233,069	3,002,246	5,171,003	3,002,246
Remaining credit mark on purchased performing loans	25,064	25,632	3,780	25,064	3,780
Less: Purchased credit impaired loans, net of credit mark	113,743	131,107	3,951	113,743	3,951
Adjusted loans, net of unearned income	$5,082,324	$5,127,594	$3,002,075	$5,082,324	$3,002,075

ALL / gross loans, adjusted for acquisition accounting	1.12%	1.11%	1.25%	1.12%	1.25%

Mortgage Origination Volume
Refinance Volume	$50,959	$47,640	$62,625	$143,922	$318,375
Construction Volume	36,645	39,441	33,522	108,189	94,135
Purchase Volume	90,388	108,039	122,741	270,062	372,723
Total Mortgage loan originations	$177,992	$195,120	$218,888	$522,173	$785,233
% of originations that are refinances	28.63%	24.42%	28.60%	27.56%	40.50%

Other Data
End of period full-time employees	1,483	1,511	1,015	1,483	1,015
Number of full-service branches	131	131	90	131	90
Number of full automatic transaction machines (ATMs)	201	200	154	201	154

(1) The core net interest margin, fully taxable equivalent (“FTE”) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.

(2) The allowance for loan losses, adjusted for acquisition accounting (non-GAAP) ratio includes an adjustment for the credit mark on purchased performing loans. The purchased performing loans are reported net of the related credit mark in loans, net of unearned income, on the Company’s Consolidated Balance Sheet; therefore, the credit mark is added back to the balance to represent the total loan portfolio. The adjusted allowance for loan losses, including the credit mark, represents the total reserve on the Company’s loan portfolio. The PCI loans, net of the respective credit mark, are removed from the loans, net of unearned income, as these loans are not covered by the allowance established by the Company unless changes in expected cash flows indicate that one of the PCI loan pools are impaired, at which time an allowance for PCI loans will be established. GAAP requires the acquired allowance for loan losses not be carried over in an acquisition or merger. The Company believes the presentation of the allowance for loan losses, adjusted for acquisition accounting ratio is useful to investors because the acquired loans were purchased at a market discount with no allowance for loan losses carried over to the Company, and the credit mark on the purchased performing loans represents the allowance associated with those purchased loans. The Company believes that this measure is a better reflection of the reserves on the Company’s loan portfolio.

(3) The Company has provided supplemental performance measures which the Company believes may be useful to investors as they exclude non-operating adjustments resulting from acquisition and allow investors to see the combined economic results of the organization. These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies.

(4) Tangible common equity is used in the calculation of certain capital and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

(5) September 30, 2014 ratios are estimates and subject to change pending the filing of the FR Y9-C. All other periods presented as filed.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
	September 30,	December 31,
	2014	2013
ASSETS	(Unaudited)	(Audited)
Cash and cash equivalents:
Cash and due from banks	$112,891	$66,090
Interest-bearing deposits in other banks	35,489	6,781
Money market investments	1	1
Federal funds sold	311	151
Total cash and cash equivalents	148,692	73,023

Securities available for sale, at fair value	1,095,636	677,348
Restricted stock, at cost	48,554	26,036

Loans held for sale, net	31,469	53,185

Loans, net of unearned income	5,171,003	3,039,368
Less allowance for loan losses	32,109	30,135
Net loans	5,138,894	3,009,233

Bank premises and equipment, net	138,549	82,815
Other real estate owned, net of valuation allowance	37,754	34,116
Core deposit intangibles, net	34,089	11,980
Goodwill	296,876	59,400
Other assets	223,821	149,435
Total assets	$7,194,334	$4,176,571

LIABILITIES
Noninterest-bearing demand deposits	1,204,343	691,674
Interest-bearing deposits	4,429,707	2,545,168
Total deposits	5,634,050	3,236,842

Securities sold under agreements to repurchase	33,517	52,455
Other short-term borrowings	195,000	211,500
Long-term borrowings	299,162	199,359
Other liabilities	54,932	38,176
Total liabilities	6,216,661	3,738,332

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $1.33 par value, shares authorized 100,000,000 and 36,000,000, respectively; issued and outstanding, 45,514,028 shares and 24,976,434 shares, respectively.	60,267	33,020
Surplus	651,178	170,770
Retained earnings	254,260	236,639
Accumulated other comprehensive income (loss)	11,968	(2,190)
Total stockholders' equity	977,673	438,239

Total liabilities and stockholders' equity	$7,194,334	$4,176,571

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest and dividend income:
Interest and fees on loans	$62,340	$38,895	$184,996	$116,806
Interest on federal funds sold	-	-	1	1
Interest on deposits in other banks	21	3	41	14
Interest and dividends on securities:
Taxable	3,883	1,849	11,391	5,856
Nontaxable	3,347	2,094	10,005	6,135
Total interest and dividend income	69,591	42,841	206,434	128,812

Interest expense:
Interest on deposits	3,027	3,371	7,833	11,033
Interest on federal funds purchased	3	26	49	62
Interest on short-term borrowings	108	62	373	170
Interest on long-term borrowings	1,974	1,524	6,226	4,533
Total interest expense	5,112	4,983	14,481	15,798

Net interest income	64,479	37,858	191,953	113,014
Provision for loan losses	1,800	1,800	3,300	4,850
Net interest income after provision for loan losses	62,679	36,058	188,653	108,164

Noninterest income:
Service charges on deposit accounts	4,458	2,474	13,281	7,093
Other service charges, commissions and fees	5,055	3,185	15,138	9,214
Gains on securities transactions, net	995	5	1,449	47
Gains on sales of mortgage loans, net of commissions	2,598	2,061	7,925	10,581
Losses on sales of bank premises	(79)	(7)	(384)	(337)
Other operating income	3,715	1,498	10,236	3,751
Total noninterest income	16,742	9,216	47,645	30,349

Noninterest expenses:
Salaries and benefits	26,060	17,416	83,726	53,294
Occupancy expenses	4,902	2,820	15,184	8,439
Furniture and equipment expenses	3,050	1,665	8,555	5,250
Communications expense	1,291	698	3,740	2,070
Technology and data processing	3,280	2,013	9,145	5,778
Professional services	1,400	795	3,897	2,183
Marketing and advertising expense	2,064	1,017	4,821	3,177
FDIC assessment premiums and other insurance	1,577	759	4,563	2,305
OREO and credit-related expenses	6,559	1,601	10,254	3,159
Amortization of intangible assets	2,391	921	7,462	2,912
Acquisition and conversion costs	1,695	473	19,524	1,393
Other expenses	5,652	3,954	16,306	11,955
Total noninterest expenses	59,921	34,132	187,177	101,915

Income before income taxes	19,500	11,142	49,121	36,598
Income tax expense	4,576	3,196	11,602	10,206
Net income	$14,924	$7,946	$37,519	$26,392
Earnings per common share, basic	$0.33	$0.32	$0.81	$1.06
Earnings per common share, diluted	$0.33	$0.32	$0.81	$1.06

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
SEGMENT FINANCIAL INFORMATION
(Dollars in thousands)
	Community Bank	Mortgage	Eliminations	Consolidated
Three Months Ended September 30, 2014
Net interest income	$64,162	$317	$-	$64,479
Provision for loan losses	1,800	-	-	1,800
Net interest income after provision for loan losses	62,362	317	-	62,679
Noninterest income	14,308	2,604	(170)	16,742
Noninterest expenses	56,188	3,903	(170)	59,921
Income (loss) before income taxes	20,482	(982)	-	19,500
Income tax expense (benefit)	4,930	(354)	-	4,576
Net income (loss)	$15,552	$(628)	$-	$14,924
Plus: Merger and conversion related expense, after tax	1,102	-	-	1,102
Net operating earnings (loss) (non-GAAP)	$16,654	$(628)	$-	$16,026
Total assets	$7,189,047	$41,857	$(36,570)	$7,194,334

Three Months Ended September 30, 2013
Net interest income	$37,465	$393	$-	$37,858
Provision for loan losses	1,800	-	-	1,800
Net interest income after provision for loan losses	35,665	393	-	36,058
Noninterest income	7,322	2,062	(168)	9,216
Noninterest expenses	29,904	4,396	(168)	34,132
Income before income taxes	13,083	(1,941)	-	11,142
Income tax expense	3,902	(706)	-	3,196
Net income	$9,181	$(1,235)	$-	$7,946
Plus: Merger and conversion related expense, after tax	471	-	-	471
Net operating earnings (loss) (non-GAAP)	$9,652	$(1,235)	$-	$8,417
Total assets	$4,041,661	$69,010	$(63,563)	$4,047,108

Nine Months Ended September 30, 2014
Net interest income	$191,090	$863	$-	$191,953
Provision for loan losses	3,300	-	-	3,300
Net interest income after provision for loan losses	187,790	863	-	188,653
Noninterest income	40,224	7,932	(511)	47,645
Noninterest expenses	174,780	12,908	(511)	187,177
Income before income taxes	53,234	(4,113)	-	49,121
Income tax expense (benefit)	13,106	(1,504)	-	11,602
Net income (loss)	$40,128	$(2,609)	$-	$37,519
Plus: Merger and conversion related expense, after tax	13,161	-	-	13,161
Net operating earnings (loss) (non-GAAP)	$53,289	$(2,609)	$-	$50,680
Total assets	$7,189,047	$41,857	$(36,570)	$7,194,334

Nine Months Ended September 30, 2013
Net interest income	$111,612	$1,402	$-	$113,014
Provision for loan losses	4,850	-	-	4,850
Net interest income after provision for loan losses	106,762	1,402	-	108,164
Noninterest income	20,266	10,586	(503)	30,349
Noninterest expenses	89,242	13,176	(503)	101,915
Income before income taxes	37,786	(1,188)	-	36,598
Income tax expense	10,633	(427)	-	10,206
Net income	$27,153	$(761)	$-	$26,392
Plus: Merger and conversion related expense, after tax	1,391	-	-	1,391
Net operating earnings (loss) (non-GAAP)	$28,544	$(761)	$-	$27,783
Total assets	$4,041,661	$69,010	$(63,563)	$4,047,108

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the quarter ended
	September 30, 2014			June 30, 2014
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$738,932	$3,883	2.08%	$727,829	$3,860	2.13%
Tax-exempt	404,371	5,150	5.05%	405,978	5,198	5.14%
Total securities	1,143,303	9,033	3.13%	1,133,807	9,058	3.20%
Loans, net (2) (3)	5,196,116	62,082	4.74%	5,246,710	61,125	4.67%
Loans held for sale	50,393	513	4.04%	52,895	543	4.12%
Federal funds sold	684	-	0.18%	522	-	0.17%
Money market investments	1	-	0.00%	1	-	0.00%
Interest-bearing deposits in other banks	33,246	21	0.24%	26,863	9	0.13%
Total earning assets	6,423,743	71,649	4.43%	6,460,798	70,735	4.39%
Allowance for loan losses	(31,631)			(30,822)
Total non-earning assets	849,712			844,754
Total assets	$7,241,824			$7,274,730

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Transaction and money market accounts	$2,582,746	1,247	0.19%	$2,574,630	1,150	0.18%
Regular savings	554,202	275	0.20%	557,366	264	0.19%
Time deposits (4)	1,370,299	1,505	0.44%	1,411,665	1,136	0.32%
Total interest-bearing deposits	4,507,247	3,027	0.27%	4,543,661	2,550	0.23%
Other borrowings (5)	507,882	2,085	1.63%	550,514	2,369	1.73%
Total interest-bearing liabilities	5,015,129	5,112	0.40%	5,094,175	4,919	0.39%

Noninterest-bearing liabilities:
Demand deposits	1,194,505			1,149,435
Other liabilities	52,531			52,226
Total liabilities	6,262,165			6,295,836
Stockholders' equity	979,659			978,894
Total liabilities and stockholders' equity	$7,241,824			$7,274,730

Net interest income		$66,537			$65,816

Interest rate spread (6)			4.03%			4.00%
Interest expense as a percent of average earning assets			0.32%			0.30%
Net interest margin (7)			4.11%			4.09%

(1) Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.

(2) Nonaccrual loans are included in average loans outstanding.

(3) Interest income on loans includes $846 thousand and $219 thousand for the three month periods ended September 30, 2014 and June 30, 2014 in accretion of the fair market value adjustments related to the acquisitions.

(4) Interest expense on certificates of deposits includes $2.0 million and $2.5 million for the three month periods ended September 30, 2014 and June 30, 2014, respectively, in accretion of the fair market value adjustments related to the acquisitions.

(5) Interest expense on borrowings includes $262 thousand and $75 thousand for the three month periods ended September 30, 2014 and June 30, 2014, respectively,  in amortization of the fair market value adjustments related to acquisitions.

(6) Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.

(7) Core net interest margin excludes purchase accounting adjustments and was 3.92% and 3.94% for the three months ended September 30, 2014 and June 30, 2014.